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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                 AMENDMENT NO. 9
                                       TO
                                 SCHEDULE 14D-9

                      SOLICITATION/RECOMMENDATION STATEMENT
                          PURSUANT TO SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                         AMERICAN MAIZE-PRODUCTS COMPANY
                            (NAME OF SUBJECT COMPANY)

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                         AMERICAN MAIZE-PRODUCTS COMPANY
                      (NAME OF PERSON(S) FILING STATEMENT)

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                 CLASS A COMMON STOCK, PAR VALUE $0.80 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   027339 20 9
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

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                 CLASS B COMMON STOCK, PAR VALUE $0.80 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   027339 30 8
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

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                             ROBERT M. STEPHAN, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         AMERICAN MAIZE-PRODUCTS COMPANY
                                250 HARBOR DRIVE
                           STAMFORD, CONNECTICUT 06902
                                 (203) 356-9000

       (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON(S) FILING STATEMENT)

                                 WITH A COPY TO:

                             MORTON A. PIERCE, ESQ.
                                DEWEY BALLANTINE
                           1301 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6092
                                 (212) 259-8000

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         This Amendment No. 9 amends and supplements the
Solicitation/Recommendation Statement on Schedule 14D-9, dated February 28, 1995, as amended to the date hereof (the "Schedule 14D-9"), of American Maize-Products Company, a Maine corporation (the "Company"), filed in connection with the Offer as set forth in the Schedule 14D-9. Capitalized terms used herein shall have the definitions set forth in the Schedule 14D-9 unless otherwise provided herein.

ITEM 3.  IDENTITY AND BACKGROUND.

         The paragraph in section (b) of Item 3 entitled "Certain Litigation" is hereby amended to add the following:

         On May 11, 1995, the Supreme Judicial Court of Maine issued an opinion in connection with its order of April 10, 1995. The opinion vacates the judgment of the Superior Court and permanently enjoins the Company and the other appellees, their officers, agents, servants, employees and attorneys, and all persons in active concert or in participation, from issuing stock pursuant to the Stock Purchase Agreement and from enforcing the deadline of 5:00 p.m. on Monday, April 10, 1995 for participation in the Rights Offering.

ITEM 9.  MATERIAL TO BE FILED AS EXHIBITS.

                  (24)     Press release issued by the Company on May 11, 1995.


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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    AMERICAN MAIZE-PRODUCTS COMPANY

                                    By:   /s/ Patric J. McLaughlin
                                          ------------------------
                                          Patric J. McLaughlin
                                          President and Chief Executive Officer

Dated:  May 12, 1995


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                                INDEX TO EXHIBITS

   EXHIBIT NUMBER           EXHIBIT

      (24)                  Press release issued by the Company on May 11, 1995.